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Pacific Enterprises
(Name of Registrant As Specified In Charter)

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PACIFIC ENTERPRISES

NOTICE OF

ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of Pacific Enterprises will be held on May 10, 2005 at 10:00 a.m. at the offices of Sempra Energy, 101 Ash Street, San Diego, California. Pacific Enterprises is a subsidiary of Sempra Energy.

The Annual Meeting will be held for the following purposes:

(1)  To elect directors for the ensuing year.

(2)  To transact any other business that may properly come before the meeting.

Shareholders of record at the close of business on March 21, 2005 are entitled to notice of and to vote at the Annual Meeting.

The Annual Meeting is a business-only meeting. It will not include any presentations by management and Pacific Enterprises does not encourage shareholder attendance.

Only shareholders of Pacific Enterprises may attend the Annual Meeting. Shareholders who own shares registered in their names will be admitted to the meeting upon verification of record share ownership. Shareholders who own shares through banks, brokerage firms, nominees or other account custodians must present proof of beneficial share ownership (such as a brokerage account statement) to be admitted.

PACIFIC ENTERPRISES

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY.

Pacific Enterprises is providing this Information Statement in connection with its Annual Meeting of Shareholders to be held on May 10, 2005. It is being mailed to shareholders beginning March 31, 2005.

PACIFIC ENTERPRISES

Pacific Enterprises is a subsidiary of Sempra Energy. It is the parent corporation of Southern California Gas Company, a public utility supplying natural gas throughout most of Southern and portions of Central California. The Gas Company is the nation’s largest natural gas distribution utility.

Pacific Enterprises’ principal executive offices are located at 101 Ash Street, San Diego, California. Its telephone number is (619) 696-2020.

OUTSTANDING SHARES AND VOTING RIGHTS

Shareholders who are present at the Annual Meeting will be entitled to one vote for each Pacific Enterprises share that they held of record at the close of business on March 21, 2005. At that date, the outstanding shares consisted of 83,917,664 shares of Common Stock, all of which is owned by Sempra Energy, and 800,253 shares of Preferred Stock, all of which is publicly held. The shares owned by Sempra Energy represent over 99% of the outstanding shares.

In electing directors, each share is entitled to one vote for each of the three director positions but cumulative voting is not permitted. In voting upon other matters, each share is entitled to one vote.

GOVERNANCE OF THE COMPANY

Board of Directors

The business and affairs of Pacific Enterprises are managed under the direction of its Board of Directors in accordance with the California General Corporation Law as implemented by its Articles of Incorporation and Bylaws. During 2004, the Board of Directors held three meetings and acted four times by unanimous written consent. Each director attended at least 75% of these meetings.

Pacific Enterprises is a subsidiary of Sempra Energy. All of the directors and officers of Pacific Enterprises are also officers of Sempra Energy and they are not separately compensated for services as directors and officers of Pacific Enterprises.

Sempra Energy’s Board of Directors maintains standing Audit, Compensation and Corporate Governance Committees comprised solely of independent directors. The Sempra Energy Board of Directors has also adopted a Code of Business Conduct and Ethics for Directors and Officers which is applicable to the directors and officers of Pacific Enterprises.

The Board of Directors of Pacific Enterprises does not maintain any standing committees. Nominees for election as directors are determined by the board and the board will not consider board candidates recommended by shareholders other than Sempra Energy.

The Annual Meeting of Shareholders is a business-only meeting without presentations by management and Pacific Enterprises does not encourage attendance by either board members or public shareholders. Last year none of the directors attended the meeting.

Shareholders who wish to communicate with the board of Pacific Enterprises or an individual director may do so by a letter addressed directly to the board or the director at the address set forth under the caption “Pacific Enterprises.”

INDEPENDENT AUDITORS

Representatives of Deloitte & Touche LLP, independent auditors for Sempra Energy and Pacific Enterprises, are expected to attend the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions from shareholders.

The following table shows the fees paid to Deloitte & Touche LLP for services provided to Pacific Enterprises for 2004 and 2003.

	2004		2003
	Fees	% of Total	Fees	% of Total
Audit Fees
Consolidated Audit	$1,500,000		$1,141,000
Sarbanes-Oxley Internal Control Audit	975,000		154,000
SEC Filings and Related Services	53,000		66,000

Total Audit Fees	2,528,000	92%	1,361,000	88%

Audit-Related Fees
Employee Benefit Plan Audits	162,000		154,000
Accounting Consultation	-0-		12,000
Other Audit-Related Services	49,000		-0-

Total Audit-Related Fees	211,000	8%	166,000	11%

Tax Fees
Tax Planning	-0-		9,000
Other Tax Services	13,000		4,000

Total Tax Fees	13,000		13,000	1%

All Other Fees	-0-		-0-

Total Fees	$2,752,000		$1,540,000

The Audit Committee of Sempra Energy’s Board of Directors is directly responsible and has sole authority for appointing, compensating, retaining and overseeing the work of the independent auditors for Sempra Energy and its consolidated subsidiaries, including Pacific Enterprises. The Audit Committee is comprised entirely of independent directors of Sempra Energy. Sempra Energy’s Board of Directors has determined that each member of its Audit Committee is an independent director and is financially literate. It has also determined that James Brocksmith, who chairs the committee, is an audit committee financial expert and that his service on the audit committees of three other public companies does not impair his ability to serve effectively on Sempra Energy’s Audit Committee.

Sempra Energy’s Audit Committee pre-approves all audit and permissible non-audit services provided by Deloitte & Touche for Sempra Energy and its subsidiaries. The committee’s pre-approval policies and procedures provide for the general pre-approval of specific types of services, give detailed guidance to management as to the specific services that are eligible for general pre-approval and provide specific cost limits for each service on an annual basis. They require specific pre-approval of all other permitted services. For both types of pre-approval, the committee considers whether the services to be provided are consistent with maintaining the auditors’ independence. The policies and procedures also delegate authority to the chair of the committee to address any requests for pre-approval of services between committee meetings, with any pre-approval decisions to be reported to the committee at its next scheduled meeting.

AUDIT REPORT

The Board of Directors of Pacific Enterprises has reviewed the audited financial statements of Pacific Enterprises for the year ended December 31, 2004 with management and Deloitte & Touche LLP, the independent auditors.

The board has also discussed and reviewed with Deloitte & Touche all the matters required to be discussed by Statement of Auditing Standards No. 61 (Communications with Audit Committees). It has also received and reviewed the written disclosures and the letter from Deloitte & Touche required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with Deloitte & Touche their independence.

Based on this review and discussions, the Board of Directors has directed that Pacific Enterprises’ audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2004, for filing with the Securities and Exchange Commission.

BOARD OF DIRECTORS
Stephen L. Baum, Chairman

Javade Chaudhri Neal E. Schmale February 17, 2005

SHARE OWNERSHIP

All of the outstanding Pacific Enterprises Common Stock is owned by Sempra Energy and none of Pacific Enterprises’ directors or executive officers owns any Pacific Enterprises Preferred Stock.

The following table sets forth the number of shares of Sempra Energy Common Stock beneficially owned at March 1, 2005 by each director, by the four executive officers of Pacific Enterprises, and by all directors and executive officers of Pacific Enterprises as a group. These shares, upon giving effect to the exercise of exercisable options, represent less than 2% of Sempra Energy’s outstanding shares.

Name	Current Beneficial Holdings	Shares Subject To Exercisable Options(A)	Phantom Shares(B)	Total
Frank H. Ault	80,960	146,800	3,815	231,575
Stephen L. Baum	451,482	2,187,025	36,946	2,675,453
Javade Chaudhri	72,383	13,575	291	86,249
Neal E. Schmale	275,178	596,109	61,261	932,548
Directors and Executive Officers as a group (4 persons)	880,003	2,943,509	102,313	3,925,825

(A)	Shares which may be acquired through the exercise of stock options that are currently exercisable or become exercisable on or before May 1, 2005.

(B)	Represents deferred compensation deemed invested in phantom shares of Sempra Energy Common Stock. These shares cannot be voted or transferred but track the performance of Sempra Energy Common Stock.

Sempra Energy has approximately 220,000 shareholders. The only person known to Sempra Energy to be the beneficial owner of more than 5% of its outstanding shares is AXA Financial, Inc., 1290 Avenue of the Americas, New York, New York 10104. AXA Financial has reported that on December 31, 2004 it and related entities held 16,470,326 shares as to which they had sole dispositive power and 3,131 shares as to which they shared dispositive power, including 10,144,913 shares as to which they had sole voting power and 2,066,588 shares as to which they had shared voting power. It has also reported that a majority of these shares were held in unaffiliated third-party accounts managed by Alliance Capital Management, as investment adviser. The shares held by AXA Financial represent approximately 6.9% of Sempra Energy’s outstanding shares.

Employee savings and stock ownership plans of Sempra Energy and its subsidiaries held 22,658,067 shares of Sempra Energy Common Stock (approximately 9.5% of the outstanding shares) for the benefit of employees at March 1, 2005.

ELECTION OF DIRECTORS

Pacific Enterprises’ Board of Directors consists of three directors. At the Annual Meeting, directors will be elected to hold office until the next Annual Meeting and until their successors have been elected and qualified. The three director candidates receiving the greatest number of votes will be elected as directors.

The names of the Board of Directors’ three nominees for election as directors and biographical information regarding each nominee are set forth below. Each nominee is currently a director. Each is also an executive officer of both Sempra Energy and Pacific Enterprises and has held the position set forth below his name or various positions with the same or predecessor organizations for at least five years.

Stephen L. Baum, 64, has been a director since 1999. He is Chairman of the Board, President and Chief Executive Officer of Pacific Enterprises and Chairman of the Board and Chief Executive Officer of Sempra Energy. He is a director of Sempra Energy and Computer Sciences Corporation.

Javade Chaudhri, 52, became a director in 2004. He is an Executive Vice President and the General Counsel of Pacific Enterprises and Sempra Energy. Prior to joining Sempra Energy in 2003, he was a Senior Vice President and the General Counsel of Gateway, Inc. and from 1993 to 1999 he was a senior partner in the law firm of Winston & Strawn.

Neal E. Schmale, 58, has been a director since 2001. He is an Executive Vice President and the Chief Financial Officer of Pacific Enterprises and Sempra Energy. He is a director of Sempra Energy, Murphy Oil Corporation and WD-40 Company.

REPORT ON EXECUTIVE COMPENSATION

Pacific Enterprises is a subsidiary of Sempra Energy and all of its executive officers are also executive officers of Sempra Energy. They are compensated by Sempra Energy and are not separately compensated for their services as officers of Pacific Enterprises.

Sempra Energy’s Board of Directors maintains a Compensation Committee comprised entirely of independent directors. The committee has established compensation principles and strategies and designed a compensation program for Sempra Energy executive officers. It also administers Sempra Energy’s base salary program, executive annual and long-term incentive plans, and executive benefit programs.

Compensation Principles and Strategies

In developing compensation principles and strategies, the Sempra Energy Compensation Committee considers the current and prospective business environment for Sempra Energy and takes into account numerous factors, including:

•	The need strongly to link executive compensation to both annual and long-term corporate, business unit and individual performance.

•	The need to align the interests of executives and shareholders.

•	The rapidly changing and increasingly competitive environment in which Sempra Energy and its subsidiaries operate.

•	The need to recruit and retain executives of outstanding ability and proven experience who demonstrate the highest standards of integrity and ethics.

•	The need to motivate executives to achieve superior performance.

To reflect these factors and assist Sempra Energy in realizing its objective of creating superior shareholder value, the Compensation Committee has developed policies and programs that include the following elements:

•	An emphasis on total compensation and “pay-for-performance,” with a substantial portion of total compensation reflecting corporate, business unit and individual performance.

•	An emphasis on performance-based incentives that closely align the interests of executives and shareholders.

•	An appropriate balance of short-term and long-term compensation to reward long-term strategic results and encourage share ownership.

•	An emphasis on placing at risk, through equity and other performance-based incentives, a greater portion of executive compensation as levels of responsibilities increase.

In accordance with these principles and strategies the Compensation Committee establishes base salaries at competitive levels with those of companies of comparable size. It also provides performance-based annual cash and equity-based long-term incentives that provide opportunities to earn total compensation at significantly higher levels for superior performance.

The Compensation Committee also considers provisions of the Internal Revenue Code limiting to $1,000,000 the annual amount of compensation (other than compensation that qualifies as “qualified performance-based compensation”) that publicly held companies may deduct for federal income tax purposes for certain executive officers. The committee believes that tax deductibility is an important factor but only one factor to be considered in evaluating a compensation program. It also believes that competitive and other circumstances may require that the interests of the company and its shareholders are best served by providing compensation that is not fully tax deductible. Accordingly, the committee from time to time has exercised and may continue to exercise its discretion to provide compensation a portion of which may not qualify as a tax-deductible expense.

Compensation Program

The primary components of the compensation program of Sempra Energy are base salaries, annual cash incentive opportunities and long-term equity and equity-based incentive opportunities.

Base Salaries

Base salaries for executives of Sempra Energy are reviewed annually by the Compensation Committee and generally targeted at the median of salaries at general industry companies of similar size. The committee believes that this strategy, along with annual and long-term incentive opportunities at general industry levels, allows the company to retain and attract top quality executive talent.

Survey data for assessing base salaries are based upon companies in the Fortune 500 and size-adjusted based upon Sempra Energy’s revenues using regression analysis. The Compensation Committee believes that the company’s most direct competitors for executive talent are not limited to energy companies, and the Fortune 500 appropriately reflects a broader group with which it competes to attract and retain highly skilled and talented executives.

Annual base salaries for executive officers are set taking into consideration the approximate mid-range of these salary data, individual performance and experience, executive responsibilities, market characteristics, succession planning and other pertinent factors.

Annual Incentives

Annual performance-based incentive opportunities are provided to executive officers through cash bonuses under the Sempra Energy Executive Incentive Plan. The plan permits the payment of bonuses based upon the attainment of objective financial performance goals. Bonus opportunities vary with the individual officer’s position and prospective contribution to the attainment of these goals, and no bonuses are paid unless a threshold performance level is attained for the year. Bonus opportunities increase for performance above the threshold level, with performance at targeted levels intended to produce bonuses at the mid-point of those for comparable levels of responsibility at Fortune 500 companies.

Executive Incentive Plan award levels for 2004 were based on a Sempra Energy earnings target of $655 million. Target awards were set at levels ranging from 100% of base salary for the Chief Executive Officer to 45% of base salary for Vice Presidents, with maximum award levels ranging from 200% to 90% of base salary, subject to discretionary adjustments by the Compensation Committee within the limits provided by the plan.

Sempra Energy’s earnings for 2004 were $895 million—an increase of 38% over 2003 earnings and 137% of targeted 2004 earnings. These results exceeded maximum award levels and resulted in the cash bonuses set forth under the caption “Executive Compensation—Compensation Summary.”

Long-Term Incentives

Long-term incentive opportunities are provided by performance-based awards under Sempra Energy’s Long-Term Incentive Plan. The plan permits a wide variety of equity and equity-based incentive awards to allow the Compensation Committee to respond to changes in market conditions and compensation practices. Long-term incentive awards are made annually and set at estimated grant date values ranging from 345% of base salary for the Chief Executive Officer to 120% of base salary for Vice Presidents.

Beginning in 2002, the Compensation Committee decreased its emphasis on stock options as incentive awards. Approximately 70% of the estimated value of 2004 long-term incentive awards were performance-based restricted stock with the balance as stock options. These awards are summarized under the captions “Executive Compensation—Stock Options” and “Executive Compensation—Performance-Based Restricted Stock.” Beginning in 2005, approximately 80% of the estimated value of long-term incentive awards will be in performance-based restricted stock.

Evaluation and Compensation of the Chief Executive Officer

The Compensation Committee annually reviews and approves corporate goals and objectives relevant to the compensation of Stephen L. Baum as the Chairman of the Board and Chief Executive Officer of Sempra Energy. Mr. Baum also holds identical positions at Pacific Enterprises and is also President of Pacific Enterprises. These goals and objectives are based primarily upon objective criteria, including business performance, accomplishment of strategic and financial objectives, development of management and other matters relevant to the short-term and long-term success of the company and the creation of shareholder value.

The Compensation Committee also annually evaluates Mr. Baum’s performance in light of these criteria and reports the results of its evaluation to Sempra Energy’s Board of Directors for its consideration. The results of the committee’s evaluation and the board’s consideration of the evaluation are communicated to Mr. Baum.

Based upon this evaluation and subject to ratification by Sempra Energy’s Board of Directors acting solely through the independent directors, the Compensation Committee determines Mr. Baum’s compensation level, including base salary and performance standards and awards under annual and long-term incentive plans, consistent with the terms of his employment agreement summarized under the caption “Executive Compensation—Employment and Employment-Related Agreements.” In determining the long-term component of his compensation, the committee considers Sempra Energy’s performance and relative shareholder return, the value of incentive awards to chief executive officers at comparable companies and the awards granted to Mr. Baum in past years.

Evaluation and Compensation of Other Corporate Officers

The Compensation Committee also recommends a compensation program to the board and oversees the evaluation and compensation of other members of the Sempra Energy senior officer group.

In consultation with the Chief Executive Officer the committee reviews and approves the compensation level, including base salary and performance standards and awards under annual and long-term incentive plans for each member of the senior officer group. The committee also reviews the compensation of those corporate officers and other key management personnel who are not members of the senior officer group.

BOARD OF DIRECTORS

Stephen L. Baum, Chairman

Javade Chaudhri

Neal E. Schmale

February 17, 2005

EXECUTIVE COMPENSATION

Compensation Summary

The table below summarizes, for the last three years, the compensation paid or accrued by Sempra Energy and its subsidiaries to each of the four executive officers of Pacific Enterprises. Each officer holds the positions indicated at both Sempra Energy and Pacific Enterprises and Mr. Baum is also the President of Pacific Enterprises.

Summary Compensation Table

		Annual Compensation				Long-term Compensation					All Other Compensation (D)
						Awards			Payouts
						Restricted Stock Awards (A) (B)		Shares Underlying Stock Options	LTIP Payouts (C)
Name and Principal Position	Year	Salary		Bonus
Stephen L. Baum Chairman and Chief Executive Officer	2004 2003 2002	$ $ $	1,090,563 1,053,739 1,017,984	$ $ $	2,183,400 2,159,400 1,660,000	$ $ $	–0– –0– –0–	155,300 209,600 708,800	$ $ $	–0– –0– 496,550	$ $ $	540,560 739,403 430,420

Neal E. Schmale Executive Vice President and Chief Financial Officer	2004 2003 2002	$ $ $	563,174 499,328 474,538	$ $ $	787,800 600,000 464,300	$ $ $	3,389,000 –0– –0–	46,600 62,000 205,900	$ $ $	–0– –0– 176,408	$ $ $	262,642 223,704 188,843

Javade Chaudhri (E) Executive Vice President and General Counsel	2004 2003	$ $	406,461 92,308	$ $	516,000 123,700	$ $	–0– –0–	35,500 9,400	$ $	–0– –0–	$ $	128,310 212,260

Frank H. Ault (F) Senior Vice President and Controller	2004 2003 2002	$ $ $	302,173 294,732 284,768	$ $ $	302,400 295,000 232,200	$ $ $	–0– –0– –0–	20,000 27,200 92,000	$ $ $	–0– –0– 48,833	$ $ $	174,473 125,416 133,086

(A)	Represents the fair market value at the date of grant (without any deduction for forfeiture conditions or transfer restrictions) of shares subject to restricted stock awards that are not performance-based. Consists solely of a 100,000 share award to Mr. Schmale one-half of which will vest in 2008 and the remaining one-half in 2010 subject to continued employment and to earlier vesting upon a change of control and various other events. Performance-based restricted stock awards are reported under the caption “Executive Compensation—Performance-Based Restricted Stock” in the year awarded and in the Summary Compensation Table as payouts of long-term incentive compensation in the year the awards vest.

(B)	The aggregate holdings/value of unvested shares of restricted stock held on December 31, 2004 were 307,794 shares/$11,289,866 for Mr. Baum; 193,022 shares/$7,080,047 for Mr. Schmale; 39,526 shares/$1,449,803 for Mr. Chaudhri; and 39,819 shares/$1,460,573 for Mr. Ault. These include additional shares purchased, at then fair market value, with dividends paid on restricted stock that become subject to the same forfeiture conditions and transfer restrictions as the shares to which the dividends relate.

(C)	Represents the fair market value of performance-based restricted stock for which forfeiture and transfer restrictions terminated during the year based upon satisfaction of long-term performance goals.

(D)	All other compensation includes amounts paid as (i) interest on deferred compensation above 120% of the applicable federal rate, (ii) insurance premiums, (iii) financial and estate planning services, (iv) contributions to defined contribution plans and related supplemental plans, and (v) car allowances. The respective amounts paid in 2004 were $165,477, $238,997, $15,000, $108,086 and $13,000 for Mr. Baum; $51,964, $148,432, $10,000, $39,897 and $12,350 for Mr. Schmale; $0, $68,564, $10,000, $1,046 and $12,350 for Mr. Chaudhri and $23,457, $116,673, $1,026, $20,966 and $12,350 for Mr. Ault. Amounts for Mr. Chaudhri also include a signing bonus of which $150,000 was paid in 2003 and $36,350 in 2004.

(E)	Mr. Chaudhri became an officer of Sempra Energy in September 2003.

(F)	Mr. Ault’s daughter is an employee of San Diego Gas & Electric Company, a subsidiary of Sempra Energy. For 2004, she received a salary and bonus of approximately $65,000.

Stock Options

The following table shows information as to the grant of stock options during 2004 to the four executive officers of Pacific Enterprises. All options are to purchase Sempra Energy Common Stock, were granted at an exercise price of 100% of the fair market value of the option shares on the date of the grant, and for a ten-year term subject to earlier expiration following termination of employment. They become exercisable in cumulative installments of one-fourth of the shares initially subject to the option on each of the first four anniversaries of the grant date, with immediate exercisability upon a change of control or various events specified in the executive’s employment or severance pay agreement.

Option Grants in 2004

Name	Number of Shares Underlying Options Granted	% of Total Options Granted to Employees in 2004	Exercise Price ($/Share)	Expiration Date	Grant Date Present Value (A)
Stephen L. Baum	155,300	11.80%	$30.20	1-1-14	$1,130,584
Neal E. Schmale	46,600	3.54%	$30.20	1-1-14	$339,248
Javade Chaudhri	35,500	2.70%	$30.20	1-1-14	$258,440
Frank H. Ault	20,000	1.52%	$30.20	1-1-14	$145,600

(A)	Sempra Energy used a modified Black-Scholes option pricing model to develop the theoretical values set in this column. Grant date present value per option share was $7.28 based on the following assumptions: share volatility–30.19%; dividend yield–3.31%; risk-free rate of return–4.15%; and outstanding term–10 years.

The following table shows information as to the exercise of options during 2004 and unexercised options held on December 31, 2004 by the four executive officers of Pacific Enterprises.

Option Exercises and Holdings

	Shares Acquired on Exercise	Value Realized	Number of Shares Underlying Unexercised Options at Year-End		Value of Unexercised In-the-Money Options at Year-End (A)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Stephen L. Baum	600,000	$9,697,880	1,752,725	832,775	$25,072,740	$9,514,488
Neal E. Schmale	136,800	$1,975,459	469,234	244,300	$6,211,416	$2,784,703
Javade Chaudhri	–0–	–0–	2,350	42,550	$28,929	$316,826
Frank H. Ault	81,760	$1,041,854	97,200	101,200	$1,261,160	$1,138,448

(A)	The exercise price of outstanding options ranges from $19.06 to $30.20.

Performance-Based Restricted Stock

The following table shows information as to performance-based restricted stock granted during 2004 to the four executive officers of Pacific Enterprises.

Performance-Based Restricted Stock Awards in 2004

Name	Number of Restricted Shares	Performance Period Until Payout	Estimated Future Payouts (A)
Stephen L. Baum	134,400	Four Years	$4,058,880
Neal E. Schmale (B)	40,300	Four Years	$1,217,060
Javade Chaudhri	30,700	Four Years	$927,140
Frank H. Ault	17,300	Four Years	$522,460

(A)	The estimated future payout amount represents the entire fair market value on the January 2, 2004 grant date of the shares subject to the restricted stock award without any reduction for forfeiture conditions or transfer restrictions. The actual payout (if any) will depend upon the extent to which performance goals are achieved and upon the then fair market value of Sempra Energy Common Stock.

(B)	In June 2004 Mr. Schmale received an additional grant of 100,000 restricted shares that is not performance-based and for which vesting is subject only to continued employment. The grant is reported in the Summary Compensation Table.

Performance-based restricted stock consists of shares of Sempra Energy Common Stock that are subject to forfeiture conditions and transfer restrictions that terminate upon the satisfaction of long-term performance criteria. During the four-year performance period, the executive is entitled to vote the shares but they cannot be sold or otherwise transferred and dividends are reinvested to purchase additional shares, at then fair market value, which become subject to the same forfeiture conditions and transfer restrictions as the shares to which the dividends relate. If the performance criteria are not satisfied or the executive’s employment is terminated during the performance period (other than by death or retirement after attaining age 55) the restricted shares are forfeited to the company and canceled subject to earlier vesting upon a change in control or various events specified in the executive’s employment or severance pay agreement.

The forfeiture conditions and transfer restrictions on performance-based restricted stock granted during 2004 will terminate at the end of 2007 if Sempra Energy has then achieved a four-year cumulative total return to shareholders that places it among the top 50% of the companies in the Standard & Poor’s Utility Index or the Standard & Poor’s 500 Composite Stock Price Index. If neither of these performance criteria is satisfied, the forfeiture conditions and transfer restrictions may be terminated as to a portion of the shares if Sempra Energy’s four-year cumulative total shareholder return is among the top 70% of the companies in the S&P Utility Index. They will terminate as to 80% of the shares for performance among the top 55% of the companies in the S&P Utility Index with the percentage of shares as to which the restrictions may terminate declining ratably to 20% for performance among the top 70% of the companies in the S&P Utility Index. Any performance-based restricted shares for which forfeiture conditions and transfer restrictions are not terminated as of the end of 2007 will be forfeited to Sempra Energy and canceled.

Pension Plans

The following table shows the estimated single life annual pension annuity benefit provided to the executive officers of Pacific Enterprises named in the Summary Compensation Table under the Sempra Energy Supplemental Executive Retirement Plan (combined with benefits payable under the other pension plans of Pacific Enterprises and its affiliates in which the officers also participate) based on the specified compensation levels and years of credited service and retirement at age 65.

Pension Plan Table

($000’s)

Pension Plan Compensation	Years of Service
	5	10	20	30	40
$500	$100	$200	$300	$313	$325
$1,000	$200	$400	$600	$625	$650
$1,500	$300	$600	$900	$938	$975
$2,000	$400	$800	$1,200	$1,250	$1,300
$2,500	$500	$1,000	$1,500	$1,563	$1,625
$3,000	$600	$1,200	$1,800	$1,875	$1,950
$3,500	$700	$1,400	$2,100	$2,188	$2,275

Pension benefits are based on average salary for the highest two years of service and the average of the three highest annual bonuses during the last ten years of service and are paid without offset for Social Security benefits. Years of service includes service with subsidiaries and number 20 years for Mr. Baum, 7 years for Mr. Schmale, 1 year for Mr. Chaudhri and 35 years for Mr. Ault.

Messrs. Baum and Ault are each entitled to pension benefits at the greater of that provided by Sempra Energy’s pension plans or that to which he would have been entitled under the pension plans (including a supplemental pension plan) of a predecessor corporation had those plans remained in effect. Under these plans, upon retirement after attaining age 62 and having completed ten years of service, Messrs. Baum and Ault would each be entitled to a monthly pension benefit of 60% of his final pay. Final pay is defined as the monthly base pay rate in effect during the month immediately preceding retirement, plus one-twelfth of the average of the highest three years’ gross bonus awards. The plans provide for reduced pension benefits for retirement between the ages of 55 and 61 and for between 5 and 10 years of service, and surviving spouse and disability benefits equal to 100% of pension benefits.

Employment and Employment-Related Agreements

Chairman and Chief Executive Officer

Sempra Energy has an employment agreement with Stephen L. Baum providing that he will serve as the Chairman of the Board and Chief Executive Officer of Sempra Energy until January 31, 2006 at an annual base salary of not less than $1,019,000. It also provides for his participation in annual and long-term incentive compensation plans with awards providing him with the opportunity to earn on a year-by-year basis, annual and long-term compensation at least equal (in terms of target, maximum and minimum awards, expressed as a percentage of annual base salary) to his opportunities immediately prior to the effective date of the agreement. Mr. Baum’s target annual and long-term award opportunities (as a percentage of base salary) in effect prior to the agreement were 100% and 345%. The agreement also provides that during his employment he is eligible to participate in all savings, retirement and welfare benefit plans applicable generally to employees or senior executives of Sempra Energy at levels and on terms no less favorable to him than those in effect prior to the effective date of the agreement.

The employment agreement also provides that if Mr. Baum remains employed through his January 31, 2006 retirement date, (i) participation in the executive medical plan and the provision of administrative support and services (including access and use of otherwise available company facilities, such as offices, transportation, part- time secretarial support and other support services as reasonably requested) will be continued for five years; (ii) financial planning services will be continued until the first anniversary of his death; (iii) all outstanding equity-based incentive compensation awards will immediately vest and become exercisable or payable and any restrictions on the awards will immediately lapse, with any applicable performance criteria assumed to have been achieved at target levels; and (iv) all cash-based long-term incentive awards will be paid pro rata at target amounts.

The employment agreement also provides that if Sempra Energy were to terminate Mr. Baum’s employment (other than for cause, death or disability) or he were to do so for good reason, Mr. Baum would receive a lump sum payment equal to (i) the sum of his annual base salary and the greater of his target bonus for the year of termination or the average of the three years’ highest gross annual bonus awards in the five years preceding the year of termination, and in the event of termination within two years following a change in control such payment would be multiplied by two and (ii) a pro rata portion for the year of termination of the target amount payable under any annual incentive compensation awards for that year or, if greater, the average of the three years’ highest gross bonus awards paid to the executive in the five years preceding the year of termination. In addition, (i) all equity-based incentive compensation awards would immediately vest and become exercisable or payable and all restrictions on the awards would immediately lapse with any performance criteria assumed to have been achieved at target levels; (ii) all cash-based long-term incentive awards would be paid pro rata at target amounts; (iii) life, disability, accident and health insurance benefits would be continued for three years and (iv) financial planning and outplacement services would be provided for two years, and an additional one year in the event of termination following a change in control.

The agreement also provides for a gross-up payment to offset the effects if any excise taxes imposed on Mr. Baum under Section 4999 of the Internal Revenue Code.

Good reason is defined in the employment agreement to include an adverse change in Mr. Baum’s title, authority, duties, responsibilities or reporting lines; a reduction in his base salary or aggregate annualized compensation and benefit opportunities other than across-the-board reductions similarly affecting all executives whose compensation is directly determined by the Compensation Committee of Sempra Energy’s Board of Directors; the relocation of his principal place of employment; and a substantial increase in his business travel obligations. A change in control is defined to include the acquisition by one person or group of 20% or more of the voting power of Sempra Energy’s shares; the election of a new majority of the board of Sempra Energy comprised of individuals who are not recommended for election by two-thirds of the current directors or successors to the current directors who were so recommended for election; certain mergers, consolidations or sales of assets that result in the shareholders of Sempra Energy owning less than 60% of the voting power of Sempra Energy or of the surviving entity or its parent; and shareholder approval of the liquidation or dissolution of Sempra Energy.

Other Executive Officers

Sempra Energy has a severance pay agreement with each of Pacific Enterprises’ executive officers, other than Mr. Baum for whom severance arrangements are contained in his employment agreement summarized above. Each agreement is for an initial term of three years and subject to automatic one year extensions on each anniversary of the effective date (commencing with the second anniversary) unless Sempra Energy or the executive elect not to extend the term.

The severance pay agreements provide that in the event Sempra Energy were to terminate the executive’s employment (other than for cause, death or disability) or the executive were to do so for good reason, the executive would receive (i) a lump sum cash payment equal to the executive’s annual base salary and the greater of the executive’s average annual bonus or average annual target bonus for the two years prior to termination; (ii) continuation of health insurance benefits for a period of one year; and (iii) financial planning and outplacement services for two years. If the termination were to occur within two years after a change in control of Sempra Energy (i) the lump sum cash payment would be multiplied by two; (ii) an additional lump sum payment would be paid equal to the pro rata portion for the year of termination of the target amount payable under any annual incentive compensation award for that year or, if greater, the average of the three highest gross annual bonus awards paid to the executive in the five years preceding the year of termination; (iii) all equity-based incentive compensation awards would immediately vest and become exercisable or payable and any restrictions on the awards would automatically lapse; (iv) a lump sum cash payment would be made equal to the present value of the executive’s benefits under Sempra Energy’s supplemental executive retirement plan calculated on the basis of the greater of actual years of service and years of service that would have been completed upon attaining age 62 and applying certain early retirement factors, or in the case of Neal Schmale calculated with three additional years of age and service credits; (v) life, disability, accident and health insurance benefits would be continued for two years and (vi) financial planning and outplacement services would be provided for three years.

The agreements also provide that in the event Sempra Energy were to terminate the executive’s employment (other than for cause, death or disability) or the executive were to do so for good reason and the executive agrees to provide consulting services to Sempra Energy for two years and abide by certain covenants regarding non-solicitation of employees and information confidentiality, the executive would receive (i) an additional lump sum payment equal to the executive’s annual base salary and the greater of the executive’s target bonus for the year of termination or the average of the two or three highest gross annual bonus awards paid to the executive in the five years prior to termination and (ii) health insurance benefits would be continued for an additional one year.

The agreements also provide for a gross up payment to offset the effects of any excise tax imposed on the executive under Section 4999 of the Internal Revenue Code.

Good reason is defined in the severance agreements to include the assignment to the executive of duties materially inconsistent with those appropriate to a senior executive of the company; a material reduction in the executive’s overall standing and responsibilities within the company; and a material reduction in the executive’s annualized compensation and benefit opportunities other than across-the-board reductions affecting all similarly situated executives of comparable rank. Following a change in control of the company, good reason is defined to include an adverse change in the executive’s title, authority, duties, responsibilities or reporting lines; reduction in the executive’s annualized compensation opportunities other than across-the-board reductions of less than 10% similarly affecting all similarly situated executives of comparable rank; relocation of the executive’s principal place of employment by more than 30 miles; and a substantial increase in business travel obligations. The severance pay agreement with Neal Schmale, also defines good reason to include a failure to elect Mr. Schmale as Chief Operating Officer of Sempra Energy or to a higher position upon the retirement of Stephen L. Baum as Chairman and Chief Executive Officer. A change in control is defined in the same manner as in the agreement with Mr. Baum that is summarized above.

SHAREHOLDER PROPOSALS

Shareholders intending to bring any business before an Annual Meeting of Shareholders of Pacific Enterprises, including nominations for election as directors, must give written notice to the Corporate Secretary of Pacific Enterprises of the business to be presented. The notice must be received at Pacific Enterprises’ offices within the periods specified and must be accompanied by the information required by the bylaws. A copy of these bylaw requirements will be provided upon request in writing to the Corporate Secretary.

The period for notice of business to be brought by shareholders before the 2005 Annual Meeting of Shareholders has expired. The period for the receipt by Pacific Enterprises of notice of business to be brought by shareholders before the 2006 Annual Meeting of Shareholders will commence on January 10, 2006 and end on March 11, 2006.

ANNUAL REPORTS

Pacific Enterprises’ Annual Report to the Securities and Exchange Commission on Form 10-K is being mailed to shareholders together with this Information Statement.